Exhibit 99.1
National Penn - September 7, 2005
National Penn Bancshares, Inc. Webcast - Question and Answer Segment

Speakers:
Wayne R. Weidner;	National Penn Bancshares; Chairman and CEO
Glenn Moyer;	National Penn Bancshares; President and President and CEO of National Penn Bank
Gary Rhoads;	National Penn Bancshares; Treasurer and CFO
Karen Troutman;	National Penn Bancshares; Director of Marketing; Moderator

Questions and Answers

Karen Troutman: Thank you. Yes, we have received a number of questions. I’m going to address the first question to you Wayne. What is the shareholder vote required to approve the deal?

Wayne Weidner: The required Nittany shareholder vote is the majority, greater than 50%, of the votes cast in the meeting. A majority of the votes outstanding need to be present for a quorum. We currently have over 40% of the shares outstanding committed to vote for the transaction in written agreements, signed by the directors, various executive officers, and 5% shareholders of the company.

Karen Troutman: Thank you Wayne. I’ll address the next two questions to you Glenn. The first question, why is this not closing until the first quarter?

Glenn Moyer: Karen, it’s typical for a bank merger, in which the acquirer is issuing its stock as part of the consideration, to take approximately five to six months from the date of signing to the date of closing. This is due to the lengthy process that must be completed with the SEC, including the time required for the company being acquired to hold its shareholders’ meeting. In addition, this allows time for the banking regulator approval process to be completed.

Karen Troutman: And Glenn, what is involved with the regulatory approval process?

Glenn Moyer: Well, as we’ve said, this transaction will require the approval of the Federal Reserve, as well as the Pennsylvania Department of Banking. In each case, the regulators will apply statutory and regulatory criteria to the detailed application that we will submit.

Karen Troutman: Thank you. I’m going to address the next two questions to you Gary. The first is, how are you financing this?

Gary Rhoads: We have sufficient authorized stock to fund the stock portion of the transaction, as well as cash available through various sources for the cash portion of the transaction, although we have not finalized the exact components of the cash portion at this time.

Karen Troutman: Okay. And Gary, what are the exchange ratio adjustments?

Gary Rhoads: As set forth in the slides we have reviewed in the webcast, at various price points there is an adjustment in the exchange ratio, to achieve a targeted level of value. These are detailed in the text of the Form 8-K

National Penn Bancshares - Sept 7, 2005

filed this morning. For this purpose, our stock will be valued over a 10-day trading period, ending on the date preceding the Nittany shareholders’ meeting.

Karen Troutman: Thank you. Glenn, I’ll address the next two questions to you. First, do you currently have any branches in Centre County?

Glenn Moyer: We currently do not have any offices in Centre County. This is a new market for National Penn. And that is why we focused on partnering with a well established, well recognized banking company, with strong leadership.

Karen Troutman: Okay. And Glenn, how does the Center County presence fit in with National Penn’s long-term strategic plan? And is it management’s intention to link these two franchises via additional acquisitions over time?

Glenn Moyer: Karen, our long-term strategic plan calls for us to grow organically, as well as through acquisitions within our primary footprint, and in other growing, demographically strong, areas. While Nittany Financial Corporation is based in a county that is not contiguous to our current marketplace, as I said earlier, it’s an excellent fit for National Penn.

Having said that, it is our intent to continue to grow both organically and through acquisition, as I just said. So we are always looking for entry into high growth, demographically attractive markets. From time to time, we evaluate acquisition opportunities, and hold preliminary discussions with respect to possible acquisition candidates. However, at this time, we have no specific arrangements with respect to any specific acquisition or target market.

Karen Troutman: Thanks, Glenn. We also received the following question. Can you remind us of the Company’s acquisition criteria in terms of EPS accretion, which I believe was for a transaction to be accretive to EPS within one year, and discuss this deal in relation to those acquisition criteria. And we believe we have answered this question in our previous comments, so I am going to go on to the next, actually three, questions, which I’ll address to you Gary, the first being, will Nittany continue to pay a dividend?

Gary Rhoads: If their Board approves it, the agreement permits Nittany to pay a semi-annual cash dividend of $0.25 per share in December 2005. If closing does not occur by March 31, 2006, Nittany may pay an additional cash dividend of 12-1/2 cents per share. If closing does not occur by June 30, 2006, Nittany may pay an additional cash dividend of 12-1/2 cents per share. But, we are presently anticipating closing to be in the first quarter of 2006.

Karen Troutman: Thanks, Gary. We’ve received this question in various forms. What are the projected cost savings and revenue enhancements for this transaction?

Gary Rhoads: We look at cost saves and revenue enhancements. We look at them based on net synergies. Cost saves -- net synergies to us are cost saves, less new enhancements, plus additional revenues. So that’s the general approach that we look at. In this situation, we have anticipated $2 million of net synergies, with 30% of that being net cost saves, which includes back office consolidations, as Wayne mentioned in his comments.

National Penn Bancshares - Sept 7, 2005

Karen Troutman: And Gary, what is the pro forma tangible equity to assets ratio, pro forma tangible book value, and expected goodwill for this transaction?

Gary Rhoads: The pro forma tangible equity to assets ratio is expected to be 5.17% at closing. The pro forma tangible book value, again at closing, is expected to be $6.96. And, the goodwill generated in this transaction is $73.5 million, which includes CDI [core deposit intangibles]. So it’s goodwill of $68.2, and CDI of $5.3 million.

Karen Troutman: Thank you, Gary. I’m going to address the next three questions to Glenn. Glenn, the first in the series, how did this transaction transpire? Was it a negotiated deal, or a bid transaction?

Glenn Moyer: We’re happy to report that it was a negotiated transaction that transpired over the past couple of months. We believe the negotiated transaction format was desirable, given our desire to identify a strong partner, and I believe Nittany’s desire to find a strong cultural fit that would accept and really embrace their business model for future growth.

Karen Troutman: Okay. Glenn, Nittany’s loan and deposit growth has been impressive over the last several years. How much of the company’s growth resulted from market share gains in the State College market? Does the company still see substantial opportunities for growth in this market?

Glenn Moyer: We agree that Nittany’s growth and deposit -- operation in loans and deposits have been really impressive. This company is just coming up on its seventh anniversary since it started in a de novo bank fashion. Almost all of their growth has been in the State College area, because of their very tight focus on the exceptional demographics, and the strength that’s created with the Pennsylvania State University in the State College / University Park area.

We believe that the future growth prospects are also very strong, given a lot of the expansion at the University itself. But also, the synergy and the growth opportunities for new businesses that either support the University or come out of the academic research at the University to really create additional growth in that area as well. So we’re excited about the future growth prospects.

Karen Troutman: Glenn, how long will Nittany continue to operate as a thrift?

Glenn Moyer: At least initially, we will operate Nittany as a separate banking institution. We will evaluate the usefulness of retaining the separate thrift charter of Nittany, although ultimately we expect to merge Nittany bank into our banking subsidiary, National Penn Bank, and to operate Nittany as a bank division at that time.

Karen Troutman: Glenn, we just received another question. I’m going to address it to you. What is Nittany’s lending focus? Commercial, one-to-four family, or commercial real estate? What is the general breakdown?

Glenn Moyer: Let me take a shot at that if I can. There are really two focuses at this point. About, I believe, between 60% and 65% of their loan portfolio is in the one to four family residential category. And that would be expected, giving some of the growth statistics that we shared in our earlier comments about the housing growth and development in that area.

National Penn Bancshares - Sept 7, 2005

Additionally, about 21% of their portfolio is in the commercial real estate area. And again, that’s a strength that certainly National Penn has in its core portfolio and we understand, and can be very supportive of their focus on that in the State College market.

About 5% of their portfolio currently is in the commercial C&I [commercial and industrial] category. And certainly through our specialized lending groups, we hope to provide the support to grow that area of the portfolio.

Karen Troutman: Great. Those are all the questions we have received. I will now turn it back over to Wayne for some concluding comments.

Wayne Weidner: Okay. We appreciate your interest in our proposed partnership with Nittany Financial. We look forward to communicating with you further about this transaction, which we believe will be positive for both our organizations. Thank you for joining us, and for your ongoing interest in National Penn Bancshares. Have a good day.

National Penn Bancshares - Sept 7, 2005